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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Washington Group International, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WASHINGTON GROUP INTERNATIONAL, INC.
720 Park Boulevard
Boise, Idaho 83712

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS—MAY 19, 2005

To the Stockholders of Washington Group International, Inc.:

        You are cordially invited to attend the 2005 Annual Meeting of Stockholders to be held at 9:00 a.m. on Thursday, May 19, 2005, in the Central Plaza Auditorium of the company's World Headquarters, located at 720 Park Boulevard, Boise, Idaho 83712.

        The purpose of the meeting is:

    1.
    To elect nine directors of the company to terms expiring at the Annual Meeting of Stockholders in 2006;

    2.
    To ratify the Audit Review Committee's appointment of Deloitte & Touche LLP as independent auditor; and

    3.
    To transact any other business as may properly come before the meeting.

        Stockholders owning common stock at the close of business on March 31, 2005, are entitled to vote at the meeting.

        Whether you plan to attend the Annual Meeting or not, please submit your vote by completing and returning the accompanying proxy in the enclosed envelope. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail.

Dated: April 15, 2005

BY ORDER OF THE BOARD OF DIRECTORS Washington Group International, Inc. Craig G. Taylor Secretary

        Washington Group's 2004 Summary Annual Report and annual report on Form 10-K are being mailed to stockholders and accompany this package. The Summary Annual Report and annual report on Form 10-K contain financial and other information about Washington Group, but are not incorporated in this Proxy Statement and are not a part of the proxy solicitation materials.

WASHINGTON GROUP INTERNATIONAL, INC.
720 PARK BOULEVARD
BOISE, IDAHO 83712

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2005

PROPOSALS YOU ARE ASKED TO VOTE ON

        This proxy statement is furnished in connection with the solicitation of proxies by Washington Group International, Inc. ("Washington Group") on behalf of the Board of Directors (the "Board") for the 2005 Annual Meeting of Stockholders (the "Annual Meeting"). It summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. We first mailed the proxy statement and proxy form to stockholders on or about April 15, 2005.

Item No. 1. Election of Directors

        The directors of the company are elected annually to serve one-year terms until the next annual meeting of stockholders or, if earlier, until their retirement, resignation or removal. Two of the current directors will not stand for re-election this year, and the Board of Directors has taken action to reduce the number of directors on the Board from eleven to nine, effective when the current terms expire at the Annual Meeting.

        In accordance with the recommendation of the Nominating and Governance Committee, the Board recommends the following nine directors for election to the Board at the Annual Meeting for additional one-year terms: David H. Batchelder, Michael R. D'Appolonia, C. Scott Greer, Stephen G. Hanks, William H. Mallender, Michael P. Monaco, Cordell Reed, Dennis R. Washington and Dennis K. Williams. Detailed information on all of these nominees is provided on pages 5 through 8 of this proxy statement. If unforeseen circumstances (such as death or disability) make it necessary for the Board to substitute another person for any of the nominees, we will vote your shares for that other person unless you instruct us otherwise at the meeting or on your proxy form.

The Board of Directors unanimously recommends a vote FOR
each director nominee.

Item No. 2. Approval of the Appointment of Independent Auditor

        The Audit Review Committee of the Board, which is comprised entirely of independent, non-employee directors, selects and hires the independent registered public accounting firm to audit the company's books, subject to ratification by the company's stockholders. The Audit Review Committee has selected Deloitte & Touche LLP to audit the company's consolidated financial statements for the fiscal year beginning January 1, 2005.

        Representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have the opportunity to make a statement and answer questions. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Review Committee will reconsider the recommendation. Even if the appointment is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as auditor at any time during the year if the Audit

Review Committee determines that such a change would be in the best interests of the company and its stockholders.

The Board of Directors unanimously recommends a vote FOR the appointment of
Deloitte & Touche LLP as independent auditor for fiscal year 2005.

Other Business

        We do not know of any other matters to be presented at the Annual Meeting. Unless you indicate otherwise on your proxy form, the proxy form authorizes the proxy holders to vote your shares on any matters not known by the Board at the time this proxy statement was printed, but which may be properly presented for action at the Annual Meeting pursuant to our bylaws.

GENERAL INFORMATION

        The Board asks you to appoint proxy holders to vote your shares at the Annual Meeting. You may make this appointment by signing, dating and returning the enclosed proxy form in the pre-addressed, postage-paid envelope provided.

        The proxy holders will vote your shares, along with the shares of all other stockholders who return valid proxy forms, at the Annual Meeting as directed on such proxy forms. You may give your direction by marking the boxes on the proxy form that represent your choices. For those items for which you have not marked a box, the proxy holders will vote your shares as recommended by the Board.

        You may also vote in person at the Annual Meeting. However, if it is not practicable for you to attend the Annual Meeting, the Board recommends that you vote by appointing the proxy holders. The Board strongly encourages you to exercise your right to vote by returning the enclosed proxy form. Prompt return of the proxy form may save us the expense of a second mailing in order to receive a quorum of shares necessary to hold the Annual Meeting.

        At any time before it has been voted, you may revoke your proxy in one of the following ways: (1) by sending a signed, written letter of revocation to the Secretary of the company, (2) by properly executing and delivering a later-dated proxy or (3) by attending the Annual Meeting and voting in person.

Voting Rights and Vote Required

        At the close of business on March 31, 2005 (the "Record Date"), there were 25,883,884 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to cast one vote on all matters to be decided at the Annual Meeting.

        A quorum, which is a majority of the outstanding shares as of the Record Date, must be present in order to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by the number of shares that stockholders have directed their proxy holders to vote. If you return a proxy form marked as abstaining from voting in all matters, the shares that it represents will be counted toward a quorum but those shares will not be voted on any matter.

        With regard to the election of directors, each outstanding share of common stock is entitled to cast one vote for as many separate nominees as there are directors to be elected. The nominees who receive the most votes will be elected as directors, regardless of whether any one of them receives a majority of the votes. The proposal to appoint Deloitte & Touche LLP as independent auditor will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes (i.e., when a broker does not have the authority to vote on a specific issue) will not affect the voting calculation on the proposals.

Tabulation and Confidential Voting

        We have retained representatives of Wells Fargo Bank, N.A. to serve as independent Inspectors of Election to supervise the voting of shares at the Annual Meeting. The Inspectors of Election will decide all questions regarding qualifications of the voters, the validity of the proxies and acceptance or rejection of votes. None of the Inspectors of Election is an officer, employee or stockholder of Washington Group. Additionally, we have retained Wells Fargo Bank, N.A. to receive, inspect and maintain the confidentiality of the proxy forms. All stockholder votes and proxy forms will be kept confidential except (1) when disclosure is mandated by law, (2) in the case of a contested election or vote of the stockholders or (3) when a stockholder expressly waives his or her right to confidential voting.

Historical Information

        We were originally incorporated in Delaware on April 28, 1993, under the name Kasler Holding Company. In April 1996, we changed our name to Washington Construction Group, Inc. On September 11, 1996, we purchased Morrison Knudsen Corporation, which we refer to in this proxy statement as "Old MK", and changed our name to Morrison Knudsen Corporation. Our purchase of Old MK was structured as a merger with and into us and was an integral part of the reorganization of Old MK under a plan of reorganization that Old MK filed in the U.S. Bankruptcy Court for the District of Delaware. We have no remaining obligations under that plan of reorganization.

        On March 22, 1999, we and BNFL Nuclear Services, Inc. acquired the government and environmental services businesses of CBS Corporation (now Viacom, Inc.). In August of 2004, we agreed to purchase BNFL Nuclear Services' share of the business. These businesses make up a significant portion of our Energy & Environment business unit and a smaller portion of our Defense business unit.

        On July 7, 2000, we purchased from Raytheon Company and Raytheon Engineers & Constructors International, Inc. ("RECI") the capital stock of the subsidiaries of RECI and specified other assets of RECI and assumed specified liabilities of RECI. The businesses that we purchased, which we refer to in this proxy statement as "RE&C," provide engineering, design, procurement, construction, operation, maintenance and other services on a global basis. Following the transaction, on September 15, 2000, we changed our name to Washington Group International, Inc.

        On March 2, 2001, we announced that we faced severe near-term liquidity problems as a result of our acquisition of RE&C, and on May 14, 2001, as a result of those near-term liquidity problems, we filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. On December 21, 2001, the bankruptcy court entered an order confirming the Second Amended Joint Plan of Reorganization of Washington Group International, Inc., et. al., as modified (the "Plan of Reorganization"). The Plan of Reorganization became effective and we emerged from bankruptcy protection on January 25, 2002.

        Under the Plan of Reorganization, all of our then-existing equity securities, including our common stock, stock purchase warrants and stock options were canceled and extinguished on January 25, 2002, and 25 million shares of new common stock were issued. In exchange for $570 million of secured debt, 20 million of the shares of new common stock were issued to our secured creditors. All other unsecured creditors are entitled to receive a pro rata share of 5 million shares of the new common stock and a pro rata share of 8,520,000 fully vested stock warrants to purchase additional shares of new common stock.

        In addition, our Board was reorganized when we emerged from bankruptcy protection.

CORPORATE GOVERNANCE

        We have a strong commitment to good corporate governance practices. These practices provide an important framework within which the Board and management can pursue our strategic objectives and ensure our long-term vitality for the benefit of stockholders.

        The Board oversees our business pursuant to the Delaware General Corporation Law and our bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and key members of management, by reviewing materials provided to them and by participating in Board and committee meetings.

        The Washington Group Board held eight meetings during 2004. Average attendance by incumbent directors at meetings of the full Board was approximately 93%. All directors attended at least 75% of the meetings of the full Board. Each director also attended at least 75% of the meetings of each of the committees on which he or she served.

        The Company does not have a formal policy, but encourages each of its Board members to attend the Annual Meeting. All of the eleven Board members attended the Annual Meeting in 2004.

        The Board has adopted Corporate Governance Guidelines and approved a Code of Business Conduct and Ethics, both of which are posted on our web site, www.wgint.com, under "Investor Relations—Corporate Governance."

        Shareholders who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary at the company's principal offices, 720 Park Boulevard, Boise, Idaho, 83712. We currently do not intend to have the Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

Director Independence

        The Board has applied the criteria set forth in the NASDAQ National Market listing requirements for determining whether a director is independent from management. The Board believes that a substantial majority of its members should be independent directors. The Board annually reviews all commercial and charitable relationships between each director, and any member of his or her immediate family, and the company's senior management and its independent auditor to determine whether the company's directors are, in fact, independent. Based on this review and in accordance with the company's independence criteria, the Board has determined that the following eight current directors are independent from management: Michael R. D'Appolonia, William J. Flanagan, C. Scott Greer, William H. Mallender, Michael P. Monaco, Cordell Reed, Bettina M. Whyte and Dennis K. Williams.

        The Board also has determined that all Board committees, except the Executive Committee, which does not regularly meet, are composed entirely of independent directors.

        At each regularly scheduled meeting of the Board, time is set aside for the independent non-employee directors to meet in executive session without members of management of the company.

        Our retirement policy requires each director to retire by the annual meeting of stockholders immediately following his or her 75th birthday, unless the other directors specifically request that he or she continue on the Board.

Stock Ownership Guidelines and Exercise and Hold Policy

        The Board believes that directors and senior executives demonstrate their commitment to and belief in the long-term profitability of the company by holding an equity position in the company. Accordingly, the Board has adopted stock ownership guidelines that apply to all directors and specified executive officers. The stock ownership guidelines specify substantial minimum amounts of our common stock that the directors and specified executive officers should seek to acquire and maintain. Directors and executives are expected to work toward satisfying the applicable stock ownership guideline within five years of becoming subject to the guideline. In determining whether a particular ownership target is satisfied, we do not count shares underlying outstanding options.

        The Board also has adopted an exercise and hold policy for all stock options granted to directors or employees of the company on or after February 14, 2003. The policy requires the person exercising the option to hold the proceeds of the option exercise, net of taxes and the cost of exercising the option, in our shares for at least one year after exercise. When the holding period ends, a director or an executive subject to the stock ownership guidelines may not sell more than 50% of the stock acquired upon exercise of the option until he or she satisfies the applicable guideline.

Item 1. ELECTION OF DIRECTORS

        The directors of the Company are elected annually to serve a one-year term. Two of the current directors will not stand for re-election this year, and the Board has taken action to reduce the number of directors to be elected at the Annual Meeting to nine. Upon the unanimous recommendation of the Nominating and Governance Committee, the Board has nominated David H. Batchelder, Michael R. D'Appolonia, C. Scott Greer, Stephen G. Hanks, William H. Mallender, Michael P. Monaco, Cordell Reed, Dennis R. Washington and Dennis K. Williams for these directorships. Each of the nominees currently serves as a director. Biographical information about each of these nominees is included in the following table.

DIRECTORS

Name	Principal Occupation and Business Experience for Previous Five Years	Age	Director Since
David H. Batchelder	Principal, Relational Advisors LLC (investment advisory and consulting firm formerly known as Batchelder & Partners, Inc.), San Diego, California. Also Principal of Relational Investors LLC (general partner of active investment fund), San Diego, California. Mr. Batchelder also serves as a director of ConAgra Foods, Inc.	55	1993
Michael R. D'Appolonia
	Principal and President of Nightingale & Associates, Inc. (management and restructuring consultants), Stamford, Connecticut. Also Chief Restructuring Officer of Cone Mills Corp. (a denim textile manufacturer) and President of The Hamilton Group, Inc. (management consulting firm). Mr. D'Appolonia formerly served as President and CRO of Moll Industries, Inc. (design and manufacture of custom molded plastic components), Nashville, Tennessee; Chief Executive Officer of McCulloch Corporation (manufacturer of gasoline and electric powered lawn and garden equipment), Tucson, Arizona; and as President and Chief Executive Officer of Ametech, Inc. (transportation of hazardous materials), Oklahoma City, Oklahoma. Mr. D'Appolonia also serves as a director of Exide Technologies, Inc.	56	2002

C. Scott Greer
	Formerly Chairman, President and Chief Executive Officer of Flowserve Corporation (manufacturer of flow management systems), Irving, Texas. Mr. Greer currently advises Flowserve in a consulting capacity to assist with the transition to a new CEO. He will continue in that capacity until June 30, 2005. Also, Mr. Greer formerly served as President of United Technologies Automotive, Inc. (manufacturer of automotive systems), Hartford, Connecticut. Mr. Greer also serves as a director of FMC Corporation. On March 24, 2005, the Securities and Exchange Commission filed two settled enforcement proceedings charging Flowserve with violating Regulation FD and Section 13(a) of the Securities Exchange Act of 1934. The two proceedings arose from responses to questions about earnings guidance during private meetings between the Flowserve executives and analysts in November 2002. The Commission filed a federal lawsuit charging Flowserve with violating, and Mr. Greer with aiding and abetting Flowserve's violations of, Regulation FD and Section 13(a). The Commission also initiated administrative proceedings in which it found that Flowserve violated the same provisions, and that Mr. Greer and Flowserve's Director of Investor Relations were each a cause of the company's violations. The Commission ordered that Flowserve and the executives cease and desist from committing or causing violations of Section 13(a) and Regulation FD. Without admitting or denying the Commission's charges, Flowserve and Mr. Greer consented to the entry of a final judgment in the federal lawsuit that requires Flowserve to pay a $350,000 civil penalty and Mr. Greer to pay a $50,000 civil penalty. Flowserve and the executives also consented to the issuance by the Commission of the administrative order. Mr. Greer previously reported and discussed the facts underlying the Commission's proceedings with the Washington Group Board. The Nominating and Governance Committee has considered both the change in Mr. Greer's professional responsibilities and the SEC proceedings in recommending that he be nominated for election to another term on the Washington Group Board.	54	2002
Stephen G. Hanks	President and Chief Executive Officer of the company. Mr. Hanks formerly served as Executive Vice President, Chief Legal Officer and Secretary of the company.	54	2001

William H. Mallender	Retired. Prior to retirement, Mr. Mallender served as Chairman and Chief Executive Officer of Talley Industries, Inc. (manufacturer of industrial, commercial and aerospace products), Phoenix, Arizona. Mr. Mallender also serves as a director of Orius Corp.	69	2002
Michael P. Monaco
	Senior Managing Director of Conway Del Genio Gries & Co., Inc. (provider of business and financial advisory services, including restructuring, mergers and acquisitions, and turnaround management), New York, New York. Mr. Monaco formerly worked as a financial advisor, providing financial advisory services to Lansdowne Capital Management and I.D. Systems, Inc. (private equity advisory services); Chairman and Chief Executive Officer of Accelerator, LLC (outsource services), New York, New York; and Vice Chairman and Chief Financial Officer of Cendant Corporation and Chairman and Chief Executive Officer of its Direct Marketing Division (travel and real estate services company), New York, New York. Mr. Monaco also serves as a director of I.D. Systems, Inc.	57	2002
Cordell Reed	Retired. Formerly Senior Vice President of Commonwealth Edison Company. Mr. Reed also serves as a director of Walgreen Co., LaSalle Bank Corporation, LaSalle Bank, N.A. and Standard Federal Bank, N.A. 67 2002	67	2002
Dennis R. Washington	Chairman of the Board. Also founder and principal shareholder of Washington Corporations (a provider of centralized services), Missoula, Montana. Mr. Washington is also the founder and/or principal stockholder or partner in various entities, the principal businesses of which include rail transportation, shipping, barging and ship assist, mining, heavy construction, environmental remediation and real estate development. Mr. Washington's principal business is to make, manage and hold investments in operating entities.	70	1996

Dennis K. Williams
	Chairman of the Board of IDEX Corporation (manufacturer of pump products, dispensing equipment and other engineered products), Northbrook, Illinois. Mr. Williams formerly served as Chairman, President and Chief Executive Officer of IDEX Corporation. Mr. Williams also formerly served as Chief Executive Officer of GE Industrial Products (manufacturer of industrial compressors and industrial gas turbines), Florence, Italy. Mr. Williams will remain Chairman of the Board of IDEX Corporation until the later of March 31, 2006, or the date of the IDEX Corporation 2006 Annual Meeting. The Nominating and Governance Committee has considered the changes in Mr. Williams' professional responsibilities in recommending that he be nominated for election to another term on the Washington Group Board.	57	2002

The Board of Directors unanimously recommends a vote FOR the election of each of the nine nominees named above.

Committees of the Board

        We have a standing Nominating and Governance Committee, a standing Audit Review Committee, and a standing Compensation Committee. Annually, the committees review the charters under which they operate and decide whether to recommend changes to the Board. Those charters can be found on our web site, www.wgint.com, under "Investor Relations—Corporate Governance—Committee Charters."

Nominating and Governance Committee

        The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members, determining the appropriate size and composition of the Board and its committees, monitoring a process to assess Board, committee and director effectiveness, developing a succession plan for executive officers, developing and implementing our corporate governance guidelines and codes of conduct, being aware of corporate governance practices, preventing and dealing with potential conflicts of interest and dealing with potential business opportunities that come to the attention of individual directors. The committee operates pursuant to a written charter, which appears on our web site, www.wgint.com, under "Investor Relations—Corporate Governance—Committee Charters."

        The Nominating and Governance Committee, which meets as often throughout the year as the Board or the committee members deem necessary, held seven meetings in 2004. The members of the committee are Michael R. D'Appolonia, C. Scott Greer, William H. Mallender (Chair) and Dennis K. Williams.

        The Nominating and Governance Committee will consider nominees for election to the Board proposed by the stockholders for the 2006 Annual Meeting of Stockholders if the following information concerning each nominee is timely submitted by means of a written notice to the Secretary of the company: (1) the nominee's name, age, business address, residence address, principal occupation or employment, the class and number of shares of our capital stock the nominee beneficially owns and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended and (2) as to the stockholder proposing such nominee, that stockholder's name and address and the class and number of shares of our capital stock the stockholder beneficially owns. To be timely, any such notice must be delivered to or mailed and received at the company's principal executive offices not less than 50 days nor more than 75 days before the 2006 Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of such meeting is given or made to the stockholders, any such notice must be received not later than the close of business on the 15th day following the day on which the notice of the 2006 Annual Meeting of Stockholders is mailed or such public disclosure is made, whichever occurs first.

        In evaluating potential candidates, the committee may consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, integrity, experience with domestic or foreign governments, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the company. The committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

Audit Review Committee

        The Audit Review Committee is responsible for selecting, evaluating, determining compensation for and, where appropriate, replacing the outside auditor. The committee also assists the Board in fulfilling its oversight responsibilities relating to our accounting, reporting and financial practices, our compliance with legal and regulatory requirements, the outside auditor's qualifications and independence, and the performance of the outside auditor and our internal audit function. The committee operates pursuant to a written charter, which appears on our web site, www.wgint.com, under "Investor Relations—Corporate Governance—Committee Charters."

        The Audit Review Committee meets as often as the Board or the members of the committee deem necessary, but at least four times annually. The committee held fifteen meetings during fiscal year 2004. The members of the committee currently are William H. Mallender, Michael P. Monaco (Chair), Bettina M. Whyte and Dennis K. Williams. The Board has determined that all four members of the Audit Review committee qualify (1) as independent under rules established for audit committee members by the Securities and Exchange Commission and under NASDAQ National Market listing standards and (2) as "audit committee financial experts" under the criteria established by the Securities and Exchange Commission.

Compensation Committee

        The Compensation Committee recommends to the Board the company's executive compensation program, oversees performance-based compensation programs, establishes goals and objectives relating to performance-based compensation, verifies actual performance as it relates to established goals and objectives, annually reviews and evaluates the performance of the Chief Executive Officer, reviews and recommends to the Board the compensation of the Chief Executive Officer, establishes compensation of our executive officers and, in accordance with federal securities laws, prepares an annual report on executive compensation for inclusion in the proxy statement relating to our annual meeting of stockholders. The committee operates pursuant to a written charter, which appears on our web site, www.wgint.com, under "Investor Relations—Corporate Governance—Committee Charters."

        The Compensation Committee meets as frequently throughout the year as the Board or committee members deem necessary. The committee held seven meetings during fiscal year 2004. The members of the committee currently are Michael D'Appolonia, William J. Flanagan, C. Scott Greer and Cordell Reed (Chair).

Compensation Committee Interlocks and Insider Participation

        All members of the Compensation Committee are independent, non-employee directors. None of our independent, non-employee directors is an executive officer of a public company of which a Washington Group executive officer is a director.

        During fiscal year 2004, we purchased assorted equipment and supplies from Flowserve Corporation, a manufacturer of flow management systems, and its affiliated companies (collectively, "Flowserve") in connection with the performance of some of our contracts in the ordinary course of our business. Mr. Greer was Chairman, President and Chief Executive Officer of Flowserve Corporation and a member of our Compensation Committee. All of these purchases were at rates and on terms generally available in the marketplace. The amount we paid to Flowserve for equipment and supplies in fiscal year 2004 was not material to us, Flowserve or Mr. Greer.

Executive Committee

        The Executive Committee has authority to exercise the power of the full Board in the management of our business in the intervals between meetings of the full Board. However, the committee may not (1) approve, adopt or recommend any action or matter required to be submitted to stockholders for approval, (2) adopt, amend or repeal our bylaws, or (3) take any action reserved to any other committee of the Board.

        The Executive Committee considers matters as requested by our senior management. The committee may meet in person or telephonically but generally acts by unanimous written consent, and the full Board reviews at each Board meeting any actions taken by the committee since the last full Board meeting. Any member of the committee may request that any matter or action brought before the committee be considered by the full Board. The members of this committee currently are William J. Flanagan, Stephen G. Hanks (Chair) and Bettina M. Whyte. The Executive Committee held seven meetings in 2004.

Director Compensation

        Our executive officers are not paid any additional compensation for their services as directors. Compensation for non-employee directors (other than the Chairman of the Board) includes the following cash elements:

    $30,000 annual retainer for serving on the Board
    $7,500 annual retainer for chairing Audit Review Committee
    $5,000 annual retainer for chairing other committees
    $1,250 for each Board or Committee meeting attended in person
    $1,000 for each Board or Committee meeting attended by telephone

        We reimburse non-employee directors for out-of-pocket expenses that they incur in connection with their duties as directors of the company.

        Under our Equity and Performance Incentive Plan, the Board may authorize the grant of options to purchase common stock or may authorize the grant or sale of restricted stock to non-employee directors of the company. On May 10, 2002, the Board awarded options to purchase 20,000 shares of the company's common stock to each of Messrs. Batchelder, D'Appolonia, Flanagan, Greer, Mallender, Monaco, Reed and Williams and Ms. Whyte. These options vested in three equal increments on each of the date of grant and the two succeeding anniversaries of the date of grant. During 2004, no options or shares of restricted stock were granted to non-employee directors.

        Each non-employee director (other than the Chairman of the Board) also receives an annual grant of deferred stock valued at $60,000 on the date of grant, deliverable upon termination or retirement from Board service. These grants are made under the company's 2004 Equity Incentive Plan. In addition, the non-employee directors (other than the Chairman of the Board) may elect annually to take all or a portion of their retainer in deferred stock. Grants and elections of deferred stock will be considered in determining whether directors have satisfied stock ownership guidelines.

        Under the terms of our Plan of Reorganization, the Chairman of our Board, Dennis R. Washington, was awarded options to purchase a total of 3,224,100 shares of common stock. These options were issued in three tranches, as follows:

Tranche	Underlying Shares	Exercise Price
Tranche A	1,388,900 shares	$24.00 per share
Tranche B	881,800 shares	$31.74 per share
Tranche C	953,400 shares	$33.51 per share

        Each tranche of options vested in three equal increments on January 25, 2002, January 25, 2003 and January 25, 2004. The options issued under Tranche A were set to expire January 25, 2007, and the options issued under Tranches B and C were set to expire January 25, 2006. In November 2003, the Board agreed to extend the life of each tranche of Mr. Washington's options to January 25, 2012, in return for Mr. Washington's commitment to continue to serve as Chairman of the Board for at least three years after January 25, 2004. Mr. Washington does not receive any retainer or meeting fees for his services as Chairman or as a director for the company.

COMPANY STOCK

        The following graph compares the cumulative total return on our common stock as of the end of fiscal year 2004 with the Russell 2000 Index and a peer group during the same period. The graph shows the value of $100 invested in our common stock or the indices on January 28, 2002, and assumes the reinvestment of all dividends. Historical stock price information is not necessarily indicative of future stock price performance.

        A list of the companies we selected as a peer group index follows the graph below.

        Peer group: Arch Coal, Inc.; Fluor Corporation; Foster Wheeler Corporation; Granite Construction Incorporated; Jacobs Engineering Group Inc.; Michael Baker Corp.; Perini Corporation; The Shaw Group Inc.

REPORT OF THE AUDIT REVIEW COMMITTEE

        The Audit Review Committee oversees the company's financial reporting process on behalf of the Board of Directors, and is thus responsible for assisting the Board in fulfilling its oversight responsibilities for the integrity of the company's financial statements; the company's compliance with legal and regulatory requirements; the independent auditor's qualifications and independence; and the performance of the independent auditor as well as the company's own internal audit function. Management has primary responsibility for the preparation of the company's financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with generally accepted auditing standards, the independent auditor is responsible for expressing an opinion on the financial statements and our internal controls over financial reporting. The Audit Review Committee monitors and oversees all of these processes.

        The committee has discussed with Deloitte & Touche LLP (an independent registered public accounting firm) the firm's independence from the company and management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, the committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as well as those communications required by the Securities and Exchange Commission's rules and regulations.

        The committee has considered whether the independent auditor's provision of non-audit services to the company is compatible with the auditor's independence. The committee has concluded that the independent auditor is independent from the company and its management. The committee has reviewed with the Vice President—Corporate Audit and the independent auditor the overall scope and specific plans for their respective audits. The committee also regularly monitored the company's progress in complying with Section 404 of the Sarbanes-Oxley Act, including the findings of the company's project team, the required resources and progress to date. The committee also regularly monitored the progress of both the internal audit function and the independent auditor in assessing the company's compliance with Section 404 of the Sarbanes-Oxley Act.

        At every regularly scheduled meeting, the committee meets separately, without management present, with each of the Vice President—Corporate Audit and the independent auditor to review the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's accounting and financial reporting.

        The committee has met and discussed with management and the independent auditor the fair and complete presentation of the company's audited financial statements. The committee has discussed significant accounting policies and estimates applied in the financial statements. Management has represented that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with both management and the independent auditor. Relying on the foregoing reviews and discussions, the committee recommended to the Board, and the Board approved, inclusion of the audited financial statements in the company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. In addition, the committee has selected and the Board has ratified, subject to shareholder approval, the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2005.

        For more information on the committee's 2004 meetings, see page 9 of this proxy statement. For a copy of the committee's charter, go to the "Investor Relations—Corporate Governance—Committee Charters" section of the www.wgint.com web site.

The Audit Review Committee
Michael P. Monaco, Chairman William H. Mallender Bettina M. Whyte Dennis K. Williams

Independent Auditor's Fees

        The following table summarizes the aggregate fees billed to the company by its independent auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the "Deloitte Entities"):

	2004	2003
Audit fees(a)	$3,980,700	$2,460,600
Audit-related fees(b)	329,200	382,300
Tax fees(c)	378,600	998,700
All other fees(d)	183,300	105,300

Total	$4,871,800	$3,946,900

(a)
Audit services in 2004 and 2003 consisted of the audit of the company's financial statements (and attestation services related to section 404 of the Sarbanes-Oxley Act in 2004 only); reviews of the company's quarterly financial statements; and consents, statutory and regulatory audits, and other services related to the U.S. Securities and Exchange Commission ("SEC") matters.

Audit fees in 2004 and 2003 do not include fees of $463,600 and $512,200, respectively, for MIBRAG mbH and MIBRAG BV, both 50% equity investments.

(b)
Audit-related services in 2004 and 2003 consisted of advisory services related to section 404 of the Sarbanes-Oxley Act, employee benefit plan audits, review of prequalification reports, issuance of a debt compliance letter and various stand-alone audits of subsidiaries.

(c)
Tax services in 2004 and 2003 consisted of assistance with federal, state and foreign compliance issues, including tax audits and appeals, preparation of expatriate individual income tax returns, tax advice relating to the treatment of proposed and completed transactions, tax advice relating to changes in tax rates and tax policies in certain domestic and foreign jurisdictions, and licensing of permitted tax software.

Tax fees in 2004 and 2003 do not include fees of $157,500 and $87,500, respectively, for MIBRAG mbH and MIBRAG BV, both 50% equity investments.

(d)
Other services in 2004 and 2003 consisted of permitted non-audit services such as consultation and advice on compliance with federal government contracting requirements, assistance with non-tax filings in certain foreign jurisdictions, data and policy information gathering and responding to a subpoena for workpaper production relating to dispute consulting services performed in 2002 and 2001.

        In considering the nature of the services provided by Deloitte Entities, the Audit Review Committee determined that such services are compatible with the provision of independent audit services. The Audit Review Committee discussed these services with its independent auditor and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act.

        Approval of Independent Auditor's Fees.    The Audit Review Committee requires that all services the company's independent auditor may provide to the company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee except to the extent that non-audit services are de minimus under section 202 of the Sarbanes-Oxley Act and SEC rules relating to auditor independence. Under section 202 of the Sarbanes-Oxley Act and the SEC rules relating to auditor independence, non-audit services are de minimus if

  1.
  the aggregate amount of all such services provided does not exceed five percent of the total fees paid to the auditor in the fiscal year;

  2.
  such services were not recognized by the company at the time of engagement to be non-audit services; and

  3.
  such services are promptly brought to the attention of the Audit Review Committee and approved by the Committee or its designee before completion of the audit.

        During 2004 and 2003, fees totaling $3,000 and $15,100, respectively, included in the "All other fees" category, which represent less than 1% of total audit fees paid to Deloitte Entities, were approved under the de minimus exception. The Audit Review Committee pre-approved all other audit and non-audit services provided by Deloitte Entities in 2004 and 2003.

Item 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

        The second proposal to be voted on at the meeting is the ratification of the appointment of Deloitte & Touche LLP as the company's independent auditor. The Audit Review Committee, which is composed entirely of independent non-employee directors, has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the books, records and accounts of Washington Group and its subsidiaries for the year 2005. The Board recommends ratification of the appointment. If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Review Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as auditor at any time during the year if the Audit Review Committee determines that such a change would be in the best interests of Washington Group and its stockholders.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR
the ratification of the appointment of Deloitte & Touche LLP as independent auditor.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION FOR 2004

        Washington Group's mission is to become the employer and service provider of choice in the markets we serve. To accomplish this objective, the company has developed a comprehensive business strategy that emphasizes long-term stockholder value through employee development, operational excellence and superior financial performance.

        The Compensation Committee of the Board is committed to implementing a compensation program that furthers these objectives. The committee adheres to the following compensation policies, which are designed to support the achievement of Washington Group's business strategies:

  •
  Executive officers' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate and business unit performance goals.

  •
  A significant amount of pay for executive officers should be comprised of long-term, at-risk incentives to focus management on the long-term interests of stockholders.

  •
  Executive officers should be encouraged to hold an equity position in the company to align their interests with those of the stockholders and to demonstrate their commitment to building profitability.

  •
  Total compensation opportunities should enhance the company's ability to attract, retain and develop knowledgeable and experienced executives upon whom, in large part, the success of the company depends.

        All members of the committee are independent as defined under the NASDAQ listing standards and applicable rules of the Securities and Exchange Commission.

General Compensation Policy

        The committee's goal is to provide competitive compensation and benefit programs that both encourage and reward the behaviors that enhance Washington Group's financial and market performance. The compensation program also must contribute to high levels of productivity and reinforce the values of integrity and candor, safety, accountability and responsibility, cooperation and efficiency, competence and professional behavior and diversity.

        With the help of an independent executive compensation consultant and a variety of compensation surveys, the committee compares compensation levels for the company's executives to the compensation paid to executives of comparable companies in the marketplaces in which we compete for employees. Although the compensation program has several components, the committee reviews and compares total aggregate compensation in addition to comparisons of specific components when making compensation decisions.

        The compensation program consists of these primary components:

  •
  annual base salary;

  •
  annual short-term incentive compensation;

  •
  long-term incentive compensation; and

  •
  benefits and perquisites.

        Internal Revenue Code section 162(m) generally disallows a tax deduction for compensation over $1 million paid to certain executive officers, unless the compensation is "performance-based compensation" or qualifies under certain other exceptions. Washington Group's stockholder-approved Executive Short-Term Incentive Plan, Equity and Performance Incentive Plan and 2004 Equity Incentive Plan are qualified so that awards under such plans constitute performance-based compensation not subject to section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible.

Components of Compensation

Base Salaries

        The committee targets base salaries to be competitive, in light of relative performance, with relevant organizations in the marketplaces in which we compete for employees. In setting the actual base salary for an individual executive officer, the committee takes into account:

  •
  Job value, which involves analyzing competitive market information, in light of unique internal considerations, to establish an appropriate range of salary opportunity. Salary grades are assigned to all executive positions. The committee reviews these grade assignments.

  •
  Incumbent considerations, which involve evaluating the qualifications, experience and contribution levels of incumbents. The committee uses position-in-range guidelines to assist in determining the appropriate salary within the assigned grade for each executive officer. We review each executive officer's base salary annually.

  •
  The value of other components of compensation available to the executive officer.

Short-Term Incentives

        Washington Group has adopted a Short-Term Incentive Plan ("STIP") to provide annual incentive awards contingent on accomplishing an appropriate combination of quantifiable corporate and business unit results.

        Each year, we identify a target amount of incentive compensation for each participant. This target is expressed as a percentage of base salary. This percentage varies in proportion to the level of the individual executive's responsibility within the company and takes into account the comparative incentive compensation data for that executive from compensation surveys and the value of other components of compensation available to the executive. The target amount is not guaranteed, but reflects what will be payable if expected results are achieved. We then define a set of corporate and business unit performance measures that will be used to determine success for incentive purposes.

        For each performance measure, we establish a range of performance levels that will be used to determine the amount of incentive, if any:

  •
  Threshold—The "threshold" level establishes a minimum standard of performance that must be reached before any short-term incentive compensation is payable. We also determine what percentage of the target incentives will be payable if the threshold level is achieved. If performance is below the threshold level, no short-term incentive compensation attributable to a performance measure is payable.

  •
  Ambitious but expected—At this level of performance, 100% of the target incentive attributable to a performance measure is payable.

  •
  Clearly outstanding—The "clearly outstanding" level establishes a stretch goal, which also serves as a maximum for the amount of short-term incentive compensation that will be paid. If performance reaches the clearly outstanding level, 150% of the target incentive attributable to a performance measure is payable.

        On occasion, Washington Group may pay a signing bonus to a newly hired executive officer if the committee determines that such an incentive is necessary and appropriate to attract the caliber of executive officer needed to accomplish the company's mission.

Long-Term Incentives

        Washington Group has adopted a Long-Term Incentive Program ("LTIP") designed to provide additional long-term incentives to executives to work to increase stockholder value. The LTIP utilizes vesting periods to encourage participating executives to continue in the company's employ and thereby acts as a retention incentive. We believe that the program encourages executives to maintain a long-term perspective by linking a substantial portion of their compensation to stockholder returns and the company's long-term financial success. The program also provides opportunities for those executive officers subject to stock ownership guidelines to obtain stock needed to satisfy these guidelines.

        The LTIP consists of two forms of awards, granted under either the Equity and Performance Incentive Plan or the 2004 Equity Incentive Plan:

  •
  Nonqualified stock options—The committee grants fixed price stock options to executives. The size of option awards is determined by the committee and ratified by the Board of Directors. In determining the size of an option award for an executive officer, the committee's primary considerations are the grant value of the award, the performance of the executive officer and the appropriate dilution exposure to the company. In determining the grant value guidelines for option awards, the committee uses the compensation surveys which take into account comparative data from other publicly traded companies concerning long-term incentive compensation for the given executive position, the value of other components of compensation available to the executive officer and the percentage of total compensation the committee believes should be represented by the value of an option grant. In addition to considering the grant value and the executive officer's performance, the committee considers the size of previous option awards to that executive officer. The committee does not assign specific weights to these items.

  •
  Performance unit awards—The committee also grants performance unit awards to executives. The size of awards of performance units also is determined by the committee and ratified by the Board. The program provides for annual awards which cover a period of three fiscal years. The number of units awarded represents the percentage of total compensation the committee believes should be represented by the value of performance units and is designed to enhance the executives' long-term incentive opportunity through a vehicle other than stock options. The value of each performance unit will be calculated at the end of the three-year performance period based on results relative to predetermined corporate financial goals.

    At the end of each three-year period, the value of mature performance units generally will be paid in cash. Executive officers subject to stock ownership guidelines may elect to be paid in deferred stock to the extent necessary to satisfy these guidelines. Awards would be payable at the beginning of the fourth year provided the threshold performance metrics are achieved.

        The Equity and Performance Incentive Plan and the 2004 Equity Incentive Plan also authorize the grant of SARs, restricted stock, deferred stock, and performance shares. None of these types of awards was granted in fiscal year 2003 or fiscal year 2004.

Review of All Components of Executive Officer Compensation

        The committee has reviewed all components of compensation for the executive officers, including base salary, short-term incentive compensation, long-term incentive compensation, the dollar value to the executive and cost to the company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the company's non-qualified deferred compensation program and the potential payout obligations under severance and change-in-control scenarios. The committee reviewed tally sheets setting forth and affixing dollar values to all of these components.

        Based on this review, the committee finds the executive officers' total compensation in the aggregate to be reasonable and not excessive. When the committee considers any component of an executive officer's total compensation, the aggregate amounts and mix of all the components are taken into consideration in the committee's decision.

Compensation of the Chief Executive Officer

        The compensation of Mr. Hanks, Chief Executive Officer, is determined by the process described in the base salary, short-term incentives and long-term incentives sections above. In fiscal year 2004, Mr. Hanks' annual base salary was $730,000. Based upon the surveys and other information provided by the committee's compensation consultant, Mr. Hanks' salary is in the competitive market value range for engineering and construction companies. The committee continues to focus on the performance-based elements of Mr. Hanks' compensation package, with less emphasis on fixed base pay.

        In March of 2004, Mr. Hanks received incentive compensation of $846,000 under the company's short-term incentive program for performance in 2003. This amount is net of a reduction for the retention payment Mr. Hanks received in September 2003.

        On February 13, 2004, pursuant to the company's long-term incentive program, Mr. Hanks was awarded an option to purchase 20,500 shares of common stock with an exercise price of $38.72 per share. Following shareholder approval of the 2004 Equity Incentive Plan on May 7, 2004, Mr. Hanks was awarded an additional option to purchase 61,500 shares of common stock with an exercise price of $34.45 per share. These two options vest in three equal increments on February 13, 2005, February 13, 2006, and February 13, 2007. Additionally on February 13, 2004, Mr. Hanks was awarded 82,000 performance units. The value of each performance unit will be determined after the end of fiscal year 2006, based on meeting or exceeding predetermined corporate financial goals for the three years 2004 - 2006. The maximum potential value of each performance unit is $20; however, the performance units will be worthless if aggregate financial thresholds for the three-year period are not achieved. If any amount becomes payable to Mr. Hanks with respect to performance units granted in 2004, those amounts will be paid in 2007. Instead of receiving the value of these performance units in cash, Mr. Hanks may elect to receive deferred stock to satisfy his obligation under the Company's stock ownership guidelines. To the extent he elects to receive deferred stock in lieu of cash, the number of shares will be based upon the market value of the company's stock on the date the cash payment would otherwise have been made. In April of 2005, Mr. Hanks received cash incentive compensation of $1,083,197 under the company's short-term incentive program related to financial performance in 2004.

Cordell Reed, Chairman Michael R. D'Appolonia William J. Flanagan C. Scott Greer

EXECUTIVE OFFICERS

        The following table provides information with respect to executive officers of the company.

Name	Principal Occupation and Business Experience for Previous Five Years	Age	Officer Since
Stephen G. Hanks(1)	President and Chief Executive Officer	54	1996
Stephen M. Johnson(2)	Senior Executive Vice President—Business Development	53	2001
Thomas H. Zarges(3)	Senior Executive Vice President—Operations	57	1996
George H. Juetten(4)	Executive Vice President and Chief Financial Officer	57	2001
Larry L. Myers(5)	Senior Vice President—Human Resources	50	2001
Richard D. Parry(6)	Senior Vice President, General Counsel and Assistant Secretary	52	2001
Jerry K. Lemon(7)	Vice President and Controller	45	2003
Earl L. Ward(8)	Vice President and Treasurer	52	2002
Cynthia M. Stinger(9)	Vice President—Government Affairs	49	2002
Craig G. Taylor(10)	Secretary	48	2000

(1)
Mr. Hanks was named President in April 2000. For certain biographical information regarding Mr. Hanks, see "DIRECTORS" above.

(2)
Mr. Johnson formerly served the company as Senior Vice President. He also formerly served as Senior Vice President of Global Development, Marketing and Strategy for Fluor Corporation (engineering, procurement, construction and maintenance services) and as Vice President of Sales for Fluor Daniel, Inc. (engineering and construction). Mr. Johnson is also a member of the Board of Directors of North-South American Trading Company (NSAT) of Montreal Quebec Canada, and a member of the Board of Directors of the Business Council for International Understanding (BCIU).

(3)
Mr. Zarges formerly served the company as Executive Vice President and President of Power and President and Chief Executive Officer of MK Engineering and Construction Group.

(4)
Mr. Juetten formerly served Dresser Industries, Inc. (oil field services and engineering and construction for oil and natural gas industry) as Senior Vice President and Chief Financial Officer and as Vice President and Controller.

(5)
Mr. Myers formerly served the company as Senior Vice President of Business Operations for Washington Group's Government business unit. He also formerly served as Vice President of Human Resources for Westinghouse Savannah River Company (defense program contract services) and in a variety of senior human resource positions.

(6)
Mr. Parry formerly served the company as staff Vice President—Legal.

(7)
Mr. Lemon formerly served as Partner with KPMG LLP and Partner with Arthur Andersen LLP (both accounting and auditing services).

(8)
Mr. Ward formerly served the company as Senior Vice President—Finance and Administration of its Westinghouse Government Services Group. He also formerly served Honeywell, Inc. (aviation controls) as Controller—Space Systems.

(9)
Ms. Stinger formerly served GPU Inc. as Vice President of Government Affairs and President of the GPU Foundation.

(10)
Mr. Taylor also serves the company as Associate General Counsel. He formerly practiced law, specializing in employee benefits matters, for a private law firm.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes the total compensation for each of the last three fiscal years for Mr. Hanks and each of the four other most highly compensated executive officers who were serving as such at the end of fiscal year 2004 (collectively, the "Named Executives").

		Annual Compensation					Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options/SARs (#)	All Other Comp. ($)
Stephen G. Hanks President and Chief Executive Officer	2004 2003 2002	720,770 648,462 600,000	1,083,197 2,466,000 1,461,600	(3) (5)	51,591 52,228 23,057	(1) (4) (6)	82,000 82,000 150,000	94,302 154,564 38,519	(2)
Stephen M. Johnson Sr. Executive Vice President—Business Development	2004 2003 2002	481,154 453,270 406,539	666,350 902,500 493,161		16,323 18,801 96,498	(7) (9) (10)	35,000 32,500 100,000	47,442 43,880 10,000	(8)
Thomas H. Zarges Sr. Executive Vice President—Operations	2004 2003 2002	481,154 456,154 440,000	599,715 1,276,667 801,533	(3) (5)	84,624 85,937 14,987	(11) (13) (14)	35,000 32,500 55,000	67,249 87,464 25,251	(12)
George H. Juetten Executive Vice President and Chief Financial Officer	2004 2003 2002	421,154 397,115 368,847	572,237 1,200,833 724,267	(3) (5)	25,051 25,889 5,686	(15) (17) (18)	30,000 20,000 100,000	41,385 67,999 10,000	(16)
Ambrose L. Schwallie Executive Vice President and President of Defense	2004 2003 2002	407,500 390,833 375,000	577,533 1,081,391 683,125	(3) (5)	9,900 7,800 63,771	(19) (21) (22)	18,000 17,500 55,000	24,042 36,906 6,000	(20)

(1)
Consists of $10,712 disability insurance premium, $8,502 tax gross-up on such disability insurance premium, $12,015 imputed income for financial planning services, $12,556 for club memberships and associated taxes, $2,761 interest due on executive life insurance policy, $2,191 tax gross-up on such interest, $1,591 imputed amount to keep life insurance policy in effect, and $1,263 tax gross-up on such imputed amount.

(2)
Consists of $10,250 matching contribution to Mr. Hanks' 401(k) account, $68,259 contribution to his Restoration Plan account, $5,707 service recognition, and $10,086 representing the increase in Mr. Hanks' interest in his executive life insurance policy's cash surrender value as projected on an actuarial basis.

(3)
These figures for the Named Executives indicated include emergence incentive of $900,000 for Mr. Hanks, $366,667 for Mr. Zarges, $408,333 for Mr. Juetten and $312,500 for Mr. Schwallie.

(4)
Consists of $4,105 imputed income for use of company facilities, $60 tax gross-up on such imputed income, $10,712 disability insurance premium, $9,829 tax gross-up on such disability insurance premium, $8,480 imputed income for financial planning services, $16,718 for club memberships and associated taxes, $1,212 imputed amount to keep life insurance policy in effect, and $1,112 tax gross-up on such imputed amount.

(5)
These figures for the Named Executives indicated include emergence incentive of $450,000 for Mr. Hanks, $188,333 for Mr. Zarges, $204,167 for Mr. Juetten and $156,250 for Mr. Schwallie.

(6)
Consists of disability insurance premium of $10,712, tax gross-up of $10,149 on such disability insurance premium, $1,128 imputed amount to keep life insurance policy in effect and $1,068 tax gross-up on such imputed amount.

(7)
Consists of $16,323 reimbursement for club memberships and associated taxes.

(8)
Consists of $10,250 matching contribution to Mr. Johnson's 401(k) account and contribution of $37,192 to his Restoration Plan account.

(9)
Consists of $18,801 for club memberships and associated taxes.

(10)
Consists of imputed income of $59,043 for relocation costs and tax gross-up of $37,455 on such imputed income.

(11)
Consists of disability insurance premium of $7,659, tax gross-up of $6,079 on such disability insurance premium, $12,095 imputed income for financial planning services, $4,031 interest due on executive life insurance policy, tax gross-up of $3,200 for such interest, imputed amount of $1,271 to keep life insurance policy in effect, tax gross-up of $1,009 on such imputed amount, imputed income of $28,188 for relocation, and tax gross-up of $21,092 on such imputed income for relocation.

(12)
Consists of $10,250 matching contribution to Mr. Zarges' 401(k) account, $37,260 contribution to his Restoration Plan account, and $19,739 representing the increase in Mr. Zarges' interest in his executive life insurance policy's cash surrender value as projected on an actuarial basis.

(13)
Consists of disability insurance premium of $7,659, tax gross-up of $7,027 on such disability insurance premium, $7,970 imputed income for financial planning services, imputed amount of $1,030 to keep life insurance policy in effect, tax gross-up of $945 on such imputed amount, imputed income of $34,597 for relocation, tax gross-up of $25,726 on such imputed income, and club memberships and associated taxes of $983.

(14)
Consists of disability insurance premium of $7,546, tax gross-up of $5,751 on such disability insurance premium, imputed amount of $959 to keep life insurance policy in effect, and tax gross-up of $731 on such imputed amount.

(15)
Consists of $12,495 imputed income for financial planning services and $12,556 for club membership dues and associated taxes.

(16)
Consists of $10,250 matching contribution to Mr. Juetten's 401(k) account and $31,135 contribution to his Restoration Plan account.

(17)
Consists of $7,970 imputed income for financial planning services, and $17,919 for club membership dues and associated taxes.

(18)
Consists of imputed income of $3,048 in connection with relocation and tax gross-up of $2,638 on such imputed income.

(19)
Imputed income for financial planning services.

(20)
Consists of $6,150 matching contribution to Mr. Schwallie's 401(k) account and contribution of $17,892 to his Restoration Plan account.

(21)
Imputed income for financial planning services.

(22)
Consists of $3,783 imputed income for financial planning services and $59,988 travel allowance.

Stock Options

        The following information sets forth information about the stock options awarded to the Named Executives during fiscal year 2004 including a theoretical potential realizable value for each award:

Option/SAR Grants in Last Fiscal Year

Individual Grants
		Percent of Total Options/ SARs Granted to Employees in Fiscal Year					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Number of Securities Underlying Options/ SARs Granted(#) (1)
Exercise or Base Price ($/Share)
Name						Expiration Date
							5%($)	10%($)
Stephen G. Hanks	61,500 20,500	7.3 2.4	% %	$ $	34.45 38.72	2/13/2014 2/13/2014	1,294,346 499,191	3,258,803 1,265,049
Stephen M. Johnson	26,250 8,750	3.1 1.0	% %	$ $	34.45 38.72	2/13/2014 2/13/2014	552,465 213,070	1,390,952 539,960
Thomas H. Zarges	26,250 8,750	3.1 1.0	% %	$ $	34.45 38.72	2/13/2014 2/13/2014	552,465 213,070	1,390,952 539,960
George H. Juetten	22,500 7,500	2.7 0.9	% %	$ $	34.45 38.72	2/13/2014 2/13/2014	473,541 182,631	1,192,245 462,823
Ambrose L. Schwallie	13,500 4,500	1.6 0.5	% %	$ $	34.45 38.72	2/13/2014 2/13/2014	284,125 109,579	715,347 277,694

(1)
The options awarded to Messrs. Hanks, Johnson, Zarges, Juetten and Schwallie were granted on February 13, 2004, and May 7, 2004 at exercise prices of $38.72 per share and $34.45 per share, respectively, and are exercisable in three equal installments on each of February 13, 2005, February 13, 2006, and February 13, 2007. These options expire on February 13, 2014. The exercise price of the above options is not less than 100% of the market value per share (as defined in the company's 2004 Equity Incentive Plan) of the shares on the date of grant. Shares purchased upon the exercise of the options are to be paid for in cash. The company is entitled to require payment in cash or deduction from other compensation payable to the optionee of any sums required by federal, state or local tax to be withheld with respect to the issuance, vesting or exercise of the above options. At the discretion of the Board, the optionee may elect to have the company withhold shares of common stock having a fair market value equal to the sums required to be withheld for the payment of taxes. Shares acquired upon the exercise of the options, with the exception of shares sold to pay the option price or satisfy the optionee's tax obligations, are required to be held for a period of 12 months before being sold, transferred or pledged.

        The following table sets forth certain information about option exercises during fiscal year 2004 by the Named Executives and the value of their unexercised options at the end of the year.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)
					Value of Unexercised, In-the-Money Options/SARs at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen G. Hanks	0	0	177,334	136,666	$3,300,917	$1,896,848
Stephen M. Johnson	0	0	110,834	56,666	$2,007,767	$766,120
Thomas H. Zarges	30,834	$452,939	35,000	56,666	$603,750	$766,120
George H. Juetten	0	0	106,667	43,333	$1,899,009	$519,966
Ambrose L. Schwallie	0	0	60,834	29,666	$1,101,017	$407,668

        The following table sets forth information regarding performance units awarded to the Named Executives during fiscal year 2004, including the range of potential payouts for the awards:

Performance Unit Awards in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout
			Threshold	Target	Maximum
Stephen G. Hanks	82,000	January 3, 2004 to December 29, 2006	$0	$820,000	$1,640,000
Stephen M. Johnson	35,000	January 3, 2004 to December 29, 2006	$0	$350,000	$700,000
Thomas H. Zarges	35,000	January 3, 2004 to December 29, 2006	$0	$350,000	$700,000
George H. Juetten	30,000	January 3, 2004 to December 29, 2006	$0	$300,000	$600,000
Ambrose L. Schwallie	18,000	January 3, 2004 to December 29, 2006	$0	$180,000	$360,000

        Footnote:    The above performance units were awarded under the Company's Equity and Performance Incentive Plan. Each performance unit takes the form of a bookkeeping entry recording a right to payment which is contingent upon performance measured against pre-determined management objectives. The management objectives used to determine the actual value of the performance units are average earnings per share and average return on invested capital during the three-year performance period. If an executive's employment is terminated due to death, disability or retirement before the end of the performance period, the amount that the executive or his beneficiary is entitled to receive will be pro-rated based on the number of actual days of employment during the performance period.

Pension

        Mr. Hanks is entitled to pension benefits payable under the terms of group annuity contracts purchased upon the termination of the Morrison Knudsen Corporation Retirement Plan of 1970 and the Morrison Knudsen Corporation Retirement Plan of 1988 (the "1988 Retirement Plan"). These plans were terminated December 12, 1987, and October 31, 1997, respectively. Assuming a five-year certain and life annuity upon normal retirement, Mr. Hanks' total annual benefit at age 65 would be $7,142. For purposes of this benefit, Mr. Hanks has 12 years of credited service with the company.

        Mr. Schwallie is eligible for retirement benefits under the Westinghouse Government Services Group Pension Plan (the "WGS Plan"), the Westinghouse Savannah River Company/Bechtel Savannah River, Inc. Pension Plan (the "WSRC Plan") and the Westinghouse Government Services Group Executive Pension Plan (the "WGS Executive Pension Plan") (collectively, the "Westinghouse Pension Plans").

        The WGS Plan and the WSRC Plan are defined benefit plans designed to provide retirement income related to an employee's salary and years of active service. Participant contributions are required in the WGS Plan. All of our contributions are actuarially determined. Benefits under the WGS Plan are calculated as 2% of eligible compensation for each year of credited service. As of December 31, 2004, Mr. Schwallie had earned a monthly pension benefit of $1,575 under the WGS Plan.

        Benefits under the WSRC Plan are calculated as either (a) 1.2% or (b) 1.5% less the primary social security benefit, whichever is greater, of the average of the three highest eligible compensation years times the number of years of credited service. As of December 31, 2004, Mr. Schwallie had earned a monthly pension benefit of $2,238.

        The WGS Executive Pension Plan, which was frozen effective June 30, 2001, provides for supplemental pension payments, provided certain eligibility requirements are met. Such payments, when added to the pensions under the WGS Plan and the WSRC Plan as of June 30, 2001, result in a total average pension equal to 1.47% for each year of credited service multiplied by the employee's average annual compensation as defined by the WGS Executive Pension Plan. Average annual compensation is equal to the average of the five highest annualized base salaries plus the average of the five highest annual incentive awards, each in the last ten years of employment prior to June 30, 2001. In the event of retirement prior to age 60, the total annual pension would be reduced by an amount equal to the reduction in the benefits payable under the WGS Plan and the WSRC Plan as of June 30, 2001. Mr. Schwallie has a frozen monthly supplemental pension payment under the WGS Executive Pension Plan of $13,785.

Change in Control Agreements

        In January of 2004, we adopted a change in control program that provides severance protection to specified key executives, including Messrs. Hanks, Johnson, Zarges, Juetten and Schwallie. The program provides severance benefits of varying amounts if, within two years after a change in control, the executive's employment is terminated without cause or the executive resigns because of a reduction in job responsibilities, a decrease in base salary, a requirement to relocate or for other good reason. The severance benefit will be computed to be equal to twice the sum of the executive's base salary and target short-term incentive, but in no event more than 2.99 times the "base amount" as defined in Internal Revenue Code section 280G. Under the program, we will enter into written agreements with each executive. While such written agreements have not been executed, the benefits of this program currently apply to the specified executives. Mr. Hanks' written agreement also will contain a covenant not to compete with the company for a period of at least twelve months following any termination that would entitle him to a severance payment. For abiding by this covenant, Mr. Hanks will receive an amount equal to the sum of his base salary and target short-term incentive.

Certain Relationships and Related Transactions

        During fiscal year 2004, we purchased assorted equipment and supplies from Flowserve Corporation, a manufacturer of flow management systems, and its affiliated companies (collectively, "Flowserve") in connection with the performance of some of our contracts in the ordinary course of our business. Mr. Greer is Chairman, President and Chief Executive Officer of Flowserve Corporation. All of these purchases were at rates and on terms generally available in the marketplace. During fiscal year 2004, we purchased equipment and supplies from Flowserve in an amount totaling $405,340.

        Mr. Washington is the founder and owner of Washington Corporations ("WC"). We chartered a corporate jet from WC and WC Leasing Corporation ("WC Leasing"), a wholly owned subsidiary of WC, in connection with our business. During fiscal year 2004, we paid WC and WC Leasing approximately $1,904,400 for such jet usage and related services.

        We regularly purchase and rent equipment, parts and services from Modern Machinery Co., Inc. ("MMCI"), a wholly owned subsidiary of WC, determined by competitive bid. During fiscal year 2004, we purchased and/or rented equipment, parts and services from MMCI in the amount of $1,215,078.

        As the pit mine operator at the Pipestone Mine Project in Montana, we sell ballast to Montana Rail Link, Inc., a corporation owned by Mr. Washington. During fiscal year 2004, we realized revenues totaling $681,000 from such ballast sales. In addition, we purchased goods and freight services from Montana Rail Link in an amount totaling $179,707.

        In August of 2004, the company held its regularly scheduled Board meeting at the Orca Point Lodge, a facility owned by Mr. Washington on Stuart Island, British Columbia. The Company paid $92,528 to Orca Point Lodge for the use of that facility.

        During 2004, Washington Group engaged the services of Envirocon, a wholly owned subsidiary of WC, to perform subcontract services on some of its contracts. The amount paid for such services in 2004 totaled $952,470.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with, among others, the Securities and Exchange Commission and to furnish us with copies.

        We believe, based on our review of copies of such forms or written representations from certain reporting persons, that all directors, executive officers, officers and beneficial owners of greater than 10% of our outstanding common stock complied with the filing requirements applicable to them during fiscal 2004.

Security Ownership of Certain Persons

        The following table shows, as of March 11, 2005, those entities known to us to beneficially own more than 5% of the outstanding shares of common stock of the company. It also indicates the numbers of shares owned by the directors of the company, the Named Executives and all of the directors and executive officers of the company as a group:

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership as of March 11, 2005(2)	Rights to Acquire within 60 days of March 11, 2005(3)	Percent of Class(4)
Five Percent Owners:
Greenlight Capital, L.L.C., Greenlight Capital, Inc. Greenlight Capital Advisors, L.L.C., David Einhorn 140 East 45th Street, 24th Floor New York, NY 10017	2,615,612	0%	10.2%
Directors and Nominees:
David H. Batchelder	21,742	20,000	*
Michael R. D'Appolonia	23,842	20,000	*
William J. Flanagan	21,742	20,000	*
C. Scott Greer	21,742	20,000	*
William H. Mallender	21,742	20,000	*
Michael P. Monaco	21,742	20,000	*
Cordell Reed	21,742	20,000	*
Dennis R. Washington	3,224,100	3,224,100	12.6%
Bettina M. Whyte	22,613	20,000	*
Dennis K. Williams	21,742	20,000	*
Named Executives:
Stephen G. Hanks	245,401	232,001	*
Stephen M. Johnson	138,334	133,334	*
Thomas H. Zarges	66,589	57,500	*

George H. Juetten	127,534		123,334	*
Ambrose L. Schwallie	75,667		72,667	*
All Directors and Executive Officers as a Group: (21 persons)	4,206,330	(5)	4,147,042	16.4%

*
Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Except as otherwise indicated the mailing address of each person shown is c/o Washington Group International, Inc., 720 Park Boulevard, Boise, Idaho 83712.

(2)
For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of securities or the sole or shared power to dispose of or direct the disposition of the securities, and a person is considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days of March 11, 2005. Unless otherwise noted, the beneficial owners have sole voting and dispositive power over their shares listed in this column.

(3)
The individuals shown, with the exception of Greenlight Capital, L.L.C., Greenlight Capital, Inc., Greenlight Capital Advisors, L.L.C., and David Einhorn, have the right to acquire these shares by exercise of stock options which have vested or will vest within 60 days of March 11, 2005.

(4)
The percentages shown are calculated based upon the number of shares of our common stock shown in the second column of this table, which includes shares that the stockholder has the right to acquire beneficial ownership of within 60 days of March 11, 2005.

(5)
Includes 33,500 shares of restricted stock granted to executive officers in February 2005 and 50 shares purchased by an executive officer through the company's employee stock purchase program.

        When we emerged from bankruptcy, 5,000,000 shares of our common stock were placed in trust to be distributed to unsecured creditors pursuant to our Plan of Reorganization. As of March 11, 2005, 1,533,956 of those shares were not yet distributed. Under a written agreement with the trustee and the committee representing the unsecured creditors, any undistributed stock will be voted as recommended by the Board unless the committee directs that the undistributed shares be voted in proportion to the votes cast or abstentions claimed by all other shareholders eligible to vote.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy for next year's Annual Meeting of Stockholders, expected to be held in May 2006, must be received by our Secretary at our principal executive offices located at 720 Park Boulevard, Boise, Idaho 83712, no later than December 9, 2005.

"HOUSEHOLDING" PROCEDURE

        We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Summary Annual Report, annual report on Form 10-K and proxy statement, unless one or more of these stockholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

        If you and other stockholders of record with whom you share an address currently receive multiple copies of our Summary Annual Report, annual report on Form 10-K and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Summary Annual Report, annual report on Form 10-K or proxy statement for your household, please forward your written request to Secretary's Office, Washington Group International, Inc., 720 Park Boulevard, Boise, ID 83712.

        If you participate in householding and would like to receive a separate copy of our 2004 Summary Annual Report, annual report on Form 10-K or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

SOLICITATION OF PROXIES

        We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors and regular employees of the company. In addition, we will utilize the services of MacKenzie Partners, Inc. of New York, New York, an independent proxy solicitation firm, and will pay approximately $12,500 plus reasonable expenses as compensation for those services. We may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Dated: April 15, 2005	BY ORDER OF THE BOARD OF DIRECTORS Washington Group International, Inc. Craig G. Taylor Secretary

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 19, 2005

WASHINGTON GROUP INTERNATIONAL, INC.
720 Park Boulevard
Boise, ID 83712

720 Park Boulevard Boise, ID 83712	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2005.

The undersigned hereby appoints Stephen G. Hanks, George H. Juetten and Craig G. Taylor as Proxies, and each of them acting in the absence of the others, with full power of substitution, and hereby authorizes them to present and to vote, as designated on the reverse side, all of the shares of common stock of Washington Group International, Inc. held on record by the undersigned on March 31, 2005, at the annual meeting of stockholders to be held on May 19, 2005, or any adjournment thereof.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of nine directors:	01 David H. Batchelder 02 Michael R. D'Appolonia 03 C. Scott Greer 04 Stephen G. Hanks 05 William H. Mallender	06 Michael P. Monaco 07 Cordell Reed 08 Dennis R. Washington 09 Dennis K. Williams	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Proposal to ratify the Audit Review Committee's appointment of Deloitte & Touche LLP as independent auditor	☐ For	☐ Against	☐ Abstain
3.
In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below.	Date

Signature(s) in box

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS—MAY 19, 2005
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2005
PROPOSALS YOU ARE ASKED TO VOTE ON
  Item No. 1. Election of Directors
  Item No. 2. Approval of the Appointment of Independent Auditor
GENERAL INFORMATION
CORPORATE GOVERNANCE
  Item 1. ELECTION OF DIRECTORS
DIRECTORS
COMPANY STOCK
REPORT OF THE AUDIT REVIEW COMMITTEE
  Item 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR 2004
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Option/SAR Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Performance Unit Awards in Last Fiscal Year
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
"HOUSEHOLDING" PROCEDURE
SOLICITATION OF PROXIES